Susquehanna Media Co. - 2000 Fourth Quarter Results

February 16, 2001

York, PA - Susquehanna Media Co. (Media) reported $87.7 million in consolidated revenues for the fourth quarter ended December 31, 2000. Revenues grew $11.0 million or 14% over fourth quarter last year. Quarterly operating income of $23.6 million represented a $1.8 million or 8% increase compared to the same quarter in 1999. Adjusted EBITDA of $35.2 million was $3.6 million or 11% higher than last year.

For the year ended December 31, 2000, revenues were $320.6 million, a $49.3 million or 18% increase over 1999. Operating income of $80.6 million was $12.6 million or 19% higher than the prior year. Adjusted EBITDA for the year was $121.7 million, a $19.3 million or 19% increase over 1999. A third quarter charge that related to the valuation of a subsidiary's performance plan shares decreased consolidated operating income and Adjusted EBITDA by $3.0 million for the year (see Cable Performance Share Plan).

Radio

Fourth quarter Radio revenues of $61.1 million represent a $7.4 million or 14% increase over fourth quarter 1999. Radio revenues grew primarily from the Kansas City acquisition and, to a lesser extent, higher advertising rates. Operating income for the quarter was $19.4 million, a $2.0 million or 11% increase over 1999. Fourth quarter broadcast cash flow of $27.4 million was $3.4 million or 14% above last year. Adjusted EBITDA for the fourth quarter was $24.1 million, a $2.8 million or 13% improvement over the same quarter last year.

Radio's total year revenues of $220.9 million were $35.7 million or 19% higher than 1999. Revenues grew most significantly from higher advertising rates. Operating income for the year of $67.6 million was $15.7 million or 30% above last year. Broadcast cash flow for 2000 was $94.9 million, a $21.9 million or 30% improvement over 1999. Adjusted EBITDA for 2000 was $83.3 million, an $18.6 million or 29% increase over 1999.

On July 20, 2000, Radio purchased three Kansas City radio stations; KCMO-AM, KCMO-FM and KCFX-FM along with the radio broadcast rights for the Kansas City Chiefs NFL franchise for $113.0 million cash. Existing credit facilities were used to fund the acquisition. For the fourth quarter, revenues for the Kansas City stations totaled $4.8 million, operating loss was $0.2 million, broadcast cash flow was $0.6 million and Adjusted EBITDA was $0.3 million. For the period July 20 through December 31, revenues for the Kansas City stations totaled $7.7 million, operating loss was $0.6 million, broadcast cash flow was $1.1 million and Adjusted EBITDA was $0.4 million.
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Cable

Fourth quarter Cable revenues totaled $24.3 million, a $2.4 million or 11% increase over 1999. Revenue growth came from basic service rate increases and new revenues from digital video and cable modem services. Operating income was $3.7 million for the quarter, a decrease of $0.4 million or 10% from last year. Higher depreciation expenses from cable plant rebuilds and higher programming costs lowered operating income. Fourth quarter Adjusted EBITDA was $10.4 million, an increase of $1.0 million or 11% over 1999.

Cable's 2000 revenues of $93.1 million were $10.4 million or 13% higher than 1999. The average monthly revenue per basic subscriber increased from $37.33 in 1999 to $40.99 in 2000, an increase of 10%. Operating income was $12.5 million for the year, a decrease of $2.7 million or 18% from 1999. Operating income decreased primarily due to a $1.9 million charge in the third quarter relating to a change in the method for valuing Cable performance shares, higher depreciation expenses related to cable plant rebuilds and higher programming costs. Adjusted EBITDA totaled $36.7 million, an increase of $1.2 million or 3% over last year.

On January 18, 2000, Comcast Corporation acquired The Lenfest Group (Cable's minority investor) from AT&T. As a result of this transaction, Cable was forced to directly affiliate with many of its program suppliers. The loss of the group discounts caused programming costs to increase approximately $1.9 million for 2000.

Cable capital expenditures for 2000 totaled $30.4 million compared to 1999 capital expenditures of $29.7 million. Continuing rebuild construction in York and Williamsport, PA, Brunswick, ME and DuQuoin, IL and digital equipment in all systems were responsible for the majority of capital expenditures.

Other

On October 19, 2000, the Company purchased the assets of Judd's OnLine, Inc., a web development company based in Winchester, VA for $8.5 million cash. The Company is integrating its existing web development operations into Judd's and marketing the services through an existing subsidiary. Results of operations are reported in the Other segment.

Cable Performance Share Plan

On July 1, 2000, the first of a three-step change in the valuation of the performance share plan occurred. Performance shares were previously valued using a formula. On July 1, performance shares were revalued based 2/3 on the former formula and 1/3 based on fair value which was determined by Susquehanna Pfaltzgraff Co.'s independent valuation for ESOP purposes performed as of December 31, 1999. On April 1, 2001, performance shares will be valued based 1/3 on the former formula and 2/3 on the fair value as of

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December 31, 2000. On April 1, 2002, performance share values will be entirely based on the valuation as of December 31, 2001. In the first step of the valuation change, the Cable and Other segments recognized charges against operating income and Adjusted EBITDA of $1.9 million and $1.1 million, respectively.

Radio Employee Stock Plan

On July 1, 2000, the Radio Employee Stock Plan's, non-voting Class B common stock, was revalued in a similar manner to the performance share plan. Radio Class B common stock, which was previously valued using a formula, will transition to fair value by April 1, 2002. There was no expense recognized for the change in valuation.

General

The financial information disclosed herein and the attached schedule of selected financial information is unaudited and may differ from the financial statements.

Media defines Adjusted EBITDA as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interest and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

Questions concerning this information may be addressed to Alan Brayman, Treasurer, at (717) 852-2312.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.'s 2000 fourth quarter results on Tuesday, February 20, 2001 at 11:00 am EST. To participate in this conference call, please dial (800) 403-2004. The participant code is 910650.

Some of the statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," or "anticipates' or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than of historical facts included herein, including those regarding market trends, the Company's financial position, business strategy, projected plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements involve known and unknown

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risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in the Company's markets), acquisition opportunities, expectations and estimates concerning future financial performance, financing plans, the Company's ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting the Company's business, nonrenewal of cable franchises, decreases in the Company's customers advertising and entertainment expenditures and other factors over which the Company may have little or no control.

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                     Susquehanna Media Co. and Subsidiaries
                         Selected Financial Information
               (dollars in thousands, except cable operating data)

                                                  Three Months Ended                        Year Ended
                                                      December 31,                         December 31,
                                                2000              1999                2000             1999
                                            -----------       -----------         -----------      -----------
Income Statement Data:
    Revenues:
        Radio.............................. $    61,108       $    53,669         $   220,886      $   185,193
        Cable..............................      24,317            21,913              93,113           82,720
        BlazeNet and Other.................       2,271             1,125               6,590            3,353
                                            -----------       -----------         -----------      -----------
        Total..............................      87,696            76,707             320,589          271,266
    Operating income (1)...................      23,642            21,788              80,642           68,048

Other Data:
    Radio broadcast cash flow (2).......... $    27,436       $    23,997         $    94,861      $    73,003
    Cable cash flow (3)....................      11,978            10,270              41,287           39,343
    Adjusted EBITDA (1) & (4)
        Radio..............................      24,057            21,315              83,332           64,744
        Cable..............................      10,449             9,366              36,664           35,458
        BlazeNet and other.................         732               900               1,663            2,167
                                            -----------       -----------         -----------      -----------
        Total..............................      35,238            31,581             121,659          102,369
    ESOP expense...........................       2,360             2,579               8,258            6,370
    Performance share plan revaluation (1).           -                 -               3,035                -
    Interest expense, net..................      10,817             8,287              37,524           28,573
    Interest income from loan to Parent (5)       1,683             1,768               6,697            4,476
    Depreciation and amortization..........       9,731             6,793              33,133           27,572
    Capital expenditures...................      10,700            11,329              36,458           33,066
    Total Long-term debt........................................................      500,662          405,621

Cable Operating Data:
    Homes passed................................................................      254,268          243,453
    Basic subscribers...........................................................      192,129          187,406
    Internal growth of subscribers (6)..........................................         1.1%             2.2%
    Basic penetration (7).......................................................        75.6%            77.0%
    Premium units (8)...........................................................       79,522           75,813
    Premium penetration (9).....................................................        41.4%            40.5%
    Average monthly revenue per basic
        subscriber (10).........................................................  $     40.99      $     37.33
    Cable capital expenditures..................................................   30,359,000       29,717,000


(1) Operating income and Adjusted EBITDA were decreased by a $3.0 million revaluation of a subsidiary's performance share plan. Approximately $1.9 million and $1.1 million have been allocated to the Cable and the Other segments, respectively.

(2) Radio broadcast cash flow is defined as radio Adjusted EBITDA plus corporate overhead allocated to radio operations.

(3) Cable cash flow is defined as cable Adjusted EBITDA plus corporate overhead allocated to cable operations.

(4) Adjusted EBITDA is defined as net income before income taxes, extraordinary items, interest expense, interest income, depreciation and amortization, ESOP expense, minority interest, and any gain or loss on the disposition of assets. Adjusted EBITDA should not be considered an alternative to operating income or to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(5)  Interest income on a loan by Media to its Parent to fund the ESOP.

(6) Basic subscribers were positively increased by 2,163 subscribers purchased from AT&T in 2000 and 17,178 subscribers from the Hanover acquisition in 1999.

(7) Basic penetration represents basic subscribers as a percentage of homes passed.

(8) Premium units represents the aggregate number of individual premium services (e.g HBO, Cinemax, Showtime) which customers have subscribed.

(9) Premium penetration represents premium units as a percentage of basic subscribers.

(10) Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.

The financial information disclosed herein is preliminary and may differ from the financial statements.